UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2016

Point.360
(Exact name of registrant as specified in its charter)

California	0-21917	01-0893376
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2701 Media Center Dr. Los Angeles, California	90065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(818) 565-1400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  TERMINATION OF A MATERIAL AGREEMENT.

On July 13, 2016, Point.360’s (the “Company”) Loan and Security Agreement dated February 13, 2015 (the “Summit Agreement”) between the Company and Summit Financial Resources, L.P. (“Summit”) was terminated. The Summit Agreement (as amended) provided for borrowings of up to $4,000,000 based on a percentage of eligible accounts receivable and was secured by the Company’s accounts receivable and certain other assets. The Company paid $10,000 to Summit in connection with the termination of the Summit Agreement. The amount outstanding under the Summit Agreement as of the termination date ($904,000) was assumed by Austin Financial Services, Inc. (“Austin”) pursuant to an Assignment and Assumption of Financing and Financing Documents agreement among the Company, Summit and Austin (the “Assignment”).

Item 2.03.  CREATION OF A DIRECT FINANCIAL OBILIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On July 13, 2016, the Company entered into the Assignment and an Amended and Restated Loan and Security Agreement with Austin (the “Austin Agreement”) which provides up to $4,000,000 of credit based on eligible accounts receivable. The Austin Agreement provides that interest is calculated at prime rate (currently 3.25%) plus 1.0%, and a monthly maintenance fee of 0.42% of the amount outstanding under the Austin Agreement. Amounts due under the Austin Agreement are secured by accounts receivable and all of the Company’s personal property subject to certain prior liens. The Company paid Austin a loan origination fee of $20,000 in connection with the Austin Agreement.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

10.1 Assignment and Assumption of Financing and Financing Documents agreement among Point.360, Summit Financial Resources, L.P. and Austin Financial Services, Inc. dated July 13, 2016.

10.2 Amended and Restated Loan and Security Agreement dated July 13, 2016 between the Company and Austin Financial Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Point.360

July 13, 2016	By:	/s/ Alan R. Steel
		Name:	Alan R. Steel
		Title:	Executive Vice President
Finance and Administration
Chief Financial Officer

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